SCHEDULE 13G

                                 (Rule 13d-102)

             Information to be Included in Statements Filed Pursuant
                  to Rule 13d-1(b), (c) and (d) and Amendments
                      Thereto Filed Pursuant to Rule 13d-2.

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                    Under the Securities Exchange Act of 1934
                           (Amendment No. _________)*

                              eAUTOCLAIMS.COM, INC.
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                                (Name of Issuer)

                          Common Stock, par value $.001
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                         (Title of Class of Securities)

                                   278578 10 9
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                                 (CUSIP Number)

                                December 13, 2001
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            (Date of Event Which Requires Filing of this Statement))

         Check the  appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  Rule 13d-1(b)
             ---
                  Rule 13d-1(c)
             ---
              X   Rule 13d-1(d)
             ---

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act) or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 278578 10 9               13G                        Page 2 of 7 Pages
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1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Entrade, Inc., a Pennsylvania Corporation - 52-2153008

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2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

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3.   SEC USE ONLY



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4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Pennsylvania

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  NUMBER OF    5.   SOLE VOTING POWER

   SHARES                                                         -0-
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY                                                  1,315,680
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING                                                       -0-
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                                                    1,315,680
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9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    1,315,680

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10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

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11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                     10.02%

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12.  TYPE OF REPORTING PERSON*

                                       CO

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CUSIP No. 278578 10 9               13G                        Page 3 of 7 Pages
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1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Peter R. Harvey

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2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

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3.   SEC USE ONLY



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4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Citizen of the United States

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  NUMBER OF    5.   SOLE VOTING POWER

   SHARES                                                         -0-
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY                                                  1,315,680
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING                                                       -0-
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                                                    1,315,680
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    1,315,680

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10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

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11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                     10.02%

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12.  TYPE OF REPORTING PERSON*

                                       IN

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CUSIP No. 278578 10 9               13G                        Page 4 of 7 Pages
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Answer every item. If an item is inapplicable or the answer is in the negative, so state.

Item 1(a)         Name of Issuer:

                  eAutoclaims.com, Inc.

Item 1(b)         Address of Issuer's Principal Executive Offices:

                  2708 Alternate 19 North, Suite 604, Palm Harbor, Florida 34683

Item 2(a)         Name of Person Filing:

                  The names of the persons filing this statement on Schedule 13G are Entrade, Inc. and Peter R. Harvey, who is the President and Chief Executive Officer of Entrade, Inc.

Item 2(b)         Address of Principal Business Office, or, if None, Residence:

                  The address of each reporting person is
                  500 Central Avenue, Northfield, IL 60093

Item 2(c)         Citizenship:

                  Entrade is organized under the laws of the State of Pennsylvania. Peter R. Harvey is a citizen of the United States.

Item 2(d)         Title of Class of Securities:

                  Common Stock, par value $.001

Item 2(e)         CUSIP Number:

                  278578 10 9

Item 3. If this statement is filed  pursuant to Rule  13d-1(b), or 13d-2(b) or
                 (c) check whether the person filing is a:

          (a)  Broker or dealer registered under Section 15 of the Exchange Act;
             --
          (b)  Bank as defined in Section 3(a)(6) of the Exchange Act;
             --
          (c) Insurance company as defined in Section 3(a)(19) of the Exchange Act;
             --
          (d) Investment company registered under Section 8 of the Investment Company Act;
             --
          (e)  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
             --
          (f) An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
             --
          (g) A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
             --
          (h) A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
             --
          (i) A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
             --
          (j)  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).
             --

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CUSIP No. 278578 10 9               13G                        Page 5 of 7 Pages
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Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

               (a)  Amount beneficially owned: 1,315,680

               (b)  Percent of class: 10.02%

               (c)  Number of shares as to which the person has:

                    (i)  Sole power to vote or to direct the vote 1,315,680.

                    (iii)Sole power to dispose or to direct the  disposition  of
                         1,315,680.

                    (iv) Shared power to dispose or to direct the disposition of
                         1,315,680.

     Instruction. For computations regarding securities which represent a right to acquire an underlying security see Rule 13d-3(d)(1).

Item 5.  Ownership of Five Percent or Less of a Class.

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of
more than five percent of the class of securities, check the following    .
                                                                       --
               Instruction. Dissolution of a group requires a response to this item.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

                  If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of an employee benefit plan, pension fund or endowment fund is not required. Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

                  If a parent holding company or control person has filed this schedule, pursuant to Rule 13d-1(b)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary. Not Applicable

Item 8.  Identification and Classification of Members of the Group.

                  If a group has filed this schedule pursuant to Rule 13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identify and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identity of each member of the group. Not Applicable.

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CUSIP No. 278578 10 9               13G                        Page 6 of 7 Pages
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Item 9.  Notice of Dissolution of Group.

                  Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. (See Item 5). Not Applicable.

Item 10. Certifications.

                           Not Applicable.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




Date: December 19, 2001                  By:  /s/ Peter R. Harvey
     -------------------                    --------------------------------
                                                  Peter R. Harvey
                                                  President and Chief
                                                  Executive Officer


         The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

         Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties for whom copies are to be sent.

            Attention: Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

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CUSIP No. 278578 10 9               13G                        Page 7 of 7 Pages
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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




Date: December 19, 2001                  By:  /s/ Peter R. Harvey
     -------------------                    --------------------------------
                                                  Peter R. Harvey


         The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

         Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties for whom copies are to be sent.

            Attention: Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).